Exhibit 99.1

Investor Contact:	Laura Graves
Director, Investor Relations
510-739-2448

Stan Neve
Brunswick Group
212-333-3810
1:15 p.m. (PT)

INVISION TECHNOLOGIES REPORTS
THIRD QUARTER 2003 FINANCIAL RESULTS

Company Updates 2003 and 2004 Revenue Guidance;
Provides 2005 Revenue Direction

NEWARK, Calif. (October 21, 2003) – InVision Technologies, Inc. (Nasdaq: INVN) today reported results for its third quarter ended September 28, 2003.  The company increased revenue guidance to $410 million for 2003, and issued revenue guidance for 2004 and directional revenue guidance for 2005.

Third Quarter 2003 Highlights

•      Quarterly revenue of $86.1 million.

•      Quarterly earnings per diluted share of $0.50.

•      Service revenue up 285% compared to the same quarter last year.

•      Receipt of $54.8 million delivery order from the Transportation Security Administration (TSA).

•      Completion of a private offering of $125 million of convertible senior notes.

•      Cash and cash equivalents at September 28, 2003 of $282.4 million.

	Quarter Ended		Nine Months Ended
($in thousands, except EPS)	Sept. 28, 2003	Sept. 29, 2002	Sept. 28, 2003	Sept. 29, 2002
Revenues	$86,118	$117,060	$340,713	$218,684
Net income	$9,276	$21,473	$50,658	$33,898
Diluted EPS	$0.50	$1.17	$2.75	$1.93

For the third quarter of 2003, InVision’s revenues were $86.1 million compared to revenues of $117.1 million in the third quarter of 2002.  Net income for the third quarter of 2003 was $9.3 million, or $0.50 per diluted share.  This compares to net income of $21.5 million, or $1.17 per diluted share, for the comparable quarter last year.

For the first nine months of 2003, InVision’s revenues were $340.7 million compared to revenues of $218.7 million in the first nine months of 2002.  InVision’s net income was $50.7 million, or $2.75 per diluted share, for the first nine months of 2003, compared to $33.9 million, or $1.93 per diluted share, in the first nine months of 2002.

Gross margin in the third quarter of 2003 was 39% compared to 43% in the third quarter of 2002.  Gross margin was 42% in the first nine-month periods of 2003 and 2002.

At the end of the third quarter of 2003, InVision had $282.4 million in cash and cash equivalents.  Total company backlog was $135 million.

During the third quarter of 2003, InVision completed a private offering of $125 million aggregate principal amount of its 3% convertible senior notes due 2023.  Approximately $12.5 million of common stock was repurchased in connection with the offering.

Performance by Reportable Segment

InVision has two reportable segments: explosives detection systems (EDS) and non-destructive testing (NDT) systems. The EDS segment showed solid performance in the third quarter of 2003 with revenues of $58.6 million, income from operations of $16.4 million and income from operations as a percentage of revenues of 28.1%.  EDS service revenues were $10.1 million in the third quarter of 2003 and are expected to become a larger percentage of EDS revenues in future quarters.  During the third quarter of 2003, the NDT segment posted revenues of $18.0 million and income from operations of $185,000.

A reconciliation of reportable segment revenues and income from operations to consolidated revenues and income from operations is provided in Schedule 1 following the consolidated balance sheets.

Management Summary

 “We continue to see demand both domestically and internationally for computed tomography (CT) technology, in particular our CTX 9000 DSi model, which is specifically designed to be integrated into baggage handling systems,” said Sergio Magistri, Ph.D., InVision President and Chief Executive Officer.  “The majority of this demand is as a result of Phase II of the U.S. rollout for EDS, which is the deployment of in-line automated, baggage-screening systems in major airports throughout the country.”

Dr. Magistri continued, “In the past few months, we have witnessed a significant number of announcements from airports and the TSA regarding awards under the Letter of Intent (LOI) program, whereby the government will fund 75% of the cost of airport reconstruction to accommodate integrated, in-line EDS to optimize baggage screening efficiency.  We believe these awards are indicators of future demand for EDS.”

“We are also encouraged by the issuance of a report to the TSA by the working group of the Aviation Security Advisory Committee recommending, among other things, the pursuit of further research and development of cargo screening technology.  In addition, Congress recently approved $55 million for cargo screening technology research and development as part of the fiscal year 2004 TSA Homeland Security Department legislation signed by the President.  We believe this is an important first step toward proving the value of CT technology to address what is currently a gaping hole in our nation’s approach to aviation security,” explained Dr. Magistri.

Operational Highlights

•      The TSA ordered new CTX 9000 DSi EDS for integration into the baggage handling systems of certain airports in the United States.  The delivery order for the new systems was valued at $54.8 million and was an initial order under a broader new three-year agreement with the TSA.  The agreement provides the TSA with rights to purchase system options and accessories, engineering and installation support and up to 550 CTX units, principally CTX 9000 DSi systems, over a three-year term.  The TSA has no obligation to place additional delivery orders or purchase additional engineering and installation support under the agreement.

•      The company announced that airport authorities in Japan, Greece and Italy ordered CTX 9000 DSi EDS with a total combined value of approximately $8.5 million.  The Japanese EDS order represents an important new market entry for InVision and the continuation of its growing presence in Asia, which began in 1997.  The orders for Italy and Greece also mark further expansion of the company’s presence in both of these countries.

•      InVision received grants from the TSA providing up to $3.5 million for X-ray diffraction technology enhancements and up to $2.0 million for continuous performance improvements of existing EDS technology.  Of these amounts, $1.2 million and $850,000 have been funded by the TSA, respectively.  InVision’s subsidiary, Quantum Magnetics, received an aggregate award from the TSA of up to $7.5 million to pursue research and development with respect to the combination of quadrupole resonance and computed tomography technologies.  Of the total award amount, $2.3 million has been funded.  The TSA has no obligation to provide additional funding beyond the amounts currently funded.

•      Yxlon acquired German-based Hattinger Prüf- und Entwicklungs- GmbH, a private engineering and systems company that provides industrial testing and evaluation solutions utilizing CT, broadening Yxlon’s NDT product line.

•      InVision announced the appointment of Roelof van Ark, former President and CEO of Siemens Transportation Systems, as President of InVision’s newly created Aviation Security Group.  Additionally, Jim Aldo, former Vice President of Sales and Marketing at Vivid Technologies, was named Vice President of Security Solutions.  Both gentlemen will drive initiatives to develop and market screening solutions for passengers and all other items that board a commercial flight, including carry-on luggage and cargo.

•      The company was identified as the #1 fastest growing company in America in an annual list compiled by Fortune Magazine.  InVision achieved this ranking based on its strong earnings per share and revenue growth over the last three years.

Business Outlook

Based upon orders scheduled for delivery in the fourth quarter of 2003, InVision is increasing 2003 revenue guidance to $410 million.  For 2004, the company believes that revenues from existing businesses will moderate to approximately $310 million, and resume growth in 2005.  The 2004 revenue guidance reflects the time it takes to retrofit large airports to accommodate in-line EDS equipment and the impact that this has on InVision’s EDS business.  InVision believes there may be upside to 2004 revenue guidance based upon faster progress than now anticipated in airport retrofitting for in-line EDS, and a higher government fiscal year 2005 budget for EDS equipment, which would impact the company’s fourth quarter 2004 results.

The company is pleased with the federal government’s indicated level of commitment to fund in-line EDS in larger airports, based upon recent LOI program funding announcements. To date, the TSA has announced grants of $775 million under the LOI program to carry out construction retrofitting in seven domestic airports.  InVision believes the overall need for in-line EDS at airports is considerably larger based on published TSA assessments and individual airport needs. InVision further believes that as progress is made in construction retrofitting, orders for in-line EDS will follow.

InVision also said that it expects revenues to continue to vary from period-to-period as a result of the timing, size and mix of orders from the TSA, which may continue to experience delays as airports retrofit their facilities to accommodate in-line EDS.  In addition, the U.S. government’s fiscal year is different from InVision’s, which also makes revenue projections difficult to predict across fiscal year boundaries.

“Our strong balance sheet and additional cash raised during the convertible debt offering provides us with opportunity and flexibility to consider acquisitions of established and emerging companies that expand our leadership position in aviation security, and to pursue other strategic initiatives,” added Dr. Magistri.

InVision Technologies, Inc. will conduct a conference call to discuss these results and InVision’s outlook for the future at 1:45 p.m. (PT) / 4:45 p.m. (ET) today.  To listen, visit www.invision-tech.com and follow the links to the webcast.  A replay of the webcast will be available shortly after the presentation and will remain available for a limited time.

About InVision

InVision Technologies develops, manufactures, markets and supports explosives detection systems based on advanced computed tomography technology for civil aviation security.  InVision’s wholly owned subsidiary Yxlon develops, manufactures, markets and supports automated X-ray based non-destructive testing systems for a wide range of industrial applications and X-ray based diffraction for explosives detection.  InVision’s wholly owned subsidiary Quantum Magnetics develops detection systems for weapons, narcotics, explosives and other threats based on quadrupole resonance and other proprietary magnetic sensing technologies.  InVision’s wholly owned subsidiary Inovec develops, manufactures, markets and supports scanning, optimization and control systems for the forest products industry.  Additional information about InVision can be obtained on the company’s website at www.invision-tech.com.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding InVision’s “Business Outlook” and statements regarding InVision’s belief that EDS service revenues are expected to become a larger percentage of its EDS revenues in future quarters; demand for CT technology, in particular the CTX 9000 DSi model; InVision’s belief that awards under the LOI program are indicators of future demand for EDS; InVision’s belief regarding the importance of the report of the Aviation Security Advisory Committee and the approval of $55 million for cargo screening technology research; the value of delivery orders received from the TSA and airport authorities in Japan, Greece and Italy; the value of grants from the TSA; InVision’s anticipated 2003, 2004 and 2005 financial results; InVision’s belief regarding potential upside to its 2004 revenue guidance; InVision’s belief regarding the overall need for in-line EDS at airports; InVision’s belief that orders for in-line EDS will follow construction retrofitting at airports; and InVision’s expectation of continued variations in its period-to-period results.  These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Investors should consider important risk factors, which include: the risk that a customer may not renew its service agreement with the company or may not choose to exercise all options available to them under it service agreements; the risk that demand for CT technology does not continue at levels anticipated by the company due to the certification of other technology or to the unavailability or reduction of U.S. and foreign governmental funding; the risk that InVision may not meet its projected financial results due to the unavailability or reduction of U.S. and foreign governmental funding, the termination or decrease in orders by the U.S. government and foreign airport authorities, or lower than expected service revenues; the risk that InVision does not meet its anticipated delivery schedules due to the inability to obtain in a timely manner components necessary to build its EDS units or to timely manufacture its EDS units due to unforeseen difficulties with its operations; the risk that the TSA does not provide additional funding for grants or does not provide additional funding at the level anticipated; and other risks detailed under the caption “Risk Factors” in InVision’s most recent reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.  InVision is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Note to Editors: CTX, CTX 9000 DSi, InVision, Quantum, Yxlon and Inovec are trademarks of InVision Technologies, Inc. or its subsidiaries.

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InVision Technologies, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002

Revenues:
Product revenues	$69,281	$111,159	$297,090	$199,255
Service revenues	13,745	3,567	34,167	10,456
Contract research and development revenues	3,092	2,334	9,456	8,973
Total revenues	86,118	117,060	340,713	218,684

Cost of revenues:
Product costs	42,285	62,860	171,411	112,784
Service costs	8,330	2,598	20,497	7,906
Contract research and development revenues	1,806	1,559	5,875	6,091
Total cost of revenues	52,421	67,017	197,783	126,781

Gross profit	33,697	50,043	142,930	91,903

Operating expenses:
Research and development	5,268	5,762	20,269	14,219
Selling, general and administrative	12,280	8,897	31,778	20,931
In process research and development (Yxlon)	—	—	4,300	—
Total operating expenses	17,548	14,659	56,347	35,150

Income from operations	16,149	35,384	86,583	56,753
Interest expense	(343)	(107)	(488)	(316)
Interest and other income, net	667	510	2,022	373
Income before provision for income taxes	16,473	35,787	88,117	56,810

Provision for income taxes	7,197	14,314	37,459	22,912

Net income	$9,276	$21,473	$50,658	$33,898

Net income per share:
Basic	$0.54	$1.28	$2.95	$2.16
Diluted	$0.50	$1.17	$2.75	$1.93

Weighted average shares outstanding:
Basic	17,269	16,740	17,182	15,671
Diluted	18,450	18,430	18,415	17,561

InVision Technologies, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	September 28, 2003	December 31, 2002
Assets

Current assets:
Cash and cash equivalents	$282,383	$159,736
Short-term investments	—	—
Accounts receivable, net	65,894	146,295
Inventories	76,383	64,764
Deferred income taxes	18,677	20,889
Other current assets	9,223	15,811
Total current assets	452,560	407,495

Property and equipment, net	11,678	7,225
Deferred income taxes	—	1,050
Intangible assets, net	35,841	1,603
Other assets	6,159	414
Total assets	$506,238	$417,787

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$17,383	$28,477
Accrued liabilities	49,191	65,364
Deferred revenue	23,523	86,284
Short-term debt	7,365	184
Current maturities of long-term obligations	261	112
Total current liabilities	97,723	180,421

Long-term obligations	126,621	653
Deferred income taxes	1,221	—

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 60,000,000 shares authorized; 17,594,000 and 17,243,000 shares issued; 16,907,000 and 17,008,000 shares outstanding	17	17
Additional paid-in capital	171,257	166,243
Deferred stock compensation expense	(305)	(406)
Accumulated other comprehensive loss	(1,099)	(1,783)
Retained earnings	125,494	74,836
Treasury stock, at cost (687,000 and 235,000 shares)	(14,691)	(2,194)
Total stockholders’ equity	280,673	236,713
Total liabilities and stockholders’ equity	$506,238	$417,787

Schedule 1

Segment Information	EDS	NDT	All Other	Eliminations	Total
(in thousands, except percentage data)
Third quarter 2003
Revenues:
Product revenues	$48,467	$14,955	$5,859	$—	$69,281
Service revenues	10,098	3,082	565	—	13,745
Government contract revenues	—	—	3,092	—	3,092
Intercompany revenue	3	—	16	(19)	—
Total revenues	$58,568	$18,037	$9,532	$(19)	$86,118

Income (loss) from operations	$16,443	$185	$(479)	$—	$16,149

Income (loss) from operations as a percentage of revenues	28.1%	1.0%	(5.0)%	—	18.8%